Exhibit 99.2

SECOND QUARTER 2022
FINANCIAL RESULTS AND SHAREHOLDER LETTER

A LETTER FROM OUR CHAIRMAN AND CEO

RH REPORTS SECOND QUARTER RESULTS

SECOND QUARTER 2022 HIGHLIGHTS

Q2 GAAP NET REVENUES OF $992M VS. $989M LY
Q2 ADJUSTED NET REVENUES OF $992M VS. $989M LY

Q2 GAAP GROSS MARGIN INCREASED 350 BASIS POINTS TO 52.8% VS. 49.3% LY
Q2 ADJUSTED GROSS MARGIN INCREASED 350 BASIS POINTS TO 52.8% VS. 49.3% LY

Q2 GAAP OPERATING MARGIN OF 23.6% VS. 25.2% LY

Q2 ADJUSTED OPERATING MARGIN OF 24.7% VS. 26.6% LY

Q2 GAAP NET INCOME OF $122M VS. $227M LY
Q2 ADJUSTED NET INCOME OF $217M VS. $252M LY (1)

Q2 GAAP DILUTED EPS OF $5.37 VS. $7.09 LY
Q2 ADJUSTED DILUTED EPS OF $8.08 VS. $8.48 LY (1)

Please see the tables below for reconciliations of all GAAP to non-GAAP measures referenced in this press release.

(1) Adjusted net income reflects a tax rate of 0%, representing our expected cash tax liability for fiscal 2022 results. We do not expect to pay taxes for fiscal 2022 earnings due to the $198M tax benefit from Mr. Friedman’s option exercise in the first quarter. If the tax rate in the second quarter was equal to last year, adjusted net income would have been $214M versus $252M last year and adjusted diluted earnings per share would have been $7.97 versus $8.48 last year.

TO OUR PEOPLE, PARTNERS AND SHAREHOLDERS,

We are pleased to report better-than-expected results as revenue increased to $992 million versus $989 million a year ago and was up 40% on a two-year basis from revenues of $709 million. Results exceeded our revised guidance due to faster backlog relief despite a deteriorating macro environment.

Gross margin expanded 350 basis points in the second quarter primarily due to an increase in product margins as we continue to resist promoting the business as demand trends continue to slow.

As we’ve mentioned, there continues to be widespread discounting across our industry, and while there may be short-term risk of market share loss as a result of our choice not to promote, we believe there is certain long-term risk of brand erosion and model destruction once you begin down that path.

It’s that discipline and long-term thinking that has enabled us to set new standards for financial performance in the home furnishings industry and our results continue to reflect those of the leading luxury brands, as we delivered a 24.7% adjusted operating margin in the second quarter, also exceeding our outlook.

Our results are inclusive of investments related to the launch of RH Contemporary, the openings of RH San Francisco and RH Guesthouse, the development of RH International, and the rollout of RH In-Your-Home which led to approximately 400 of the 530 basis points of SG&A deleverage in the quarter.

Our business generated $23 million of free cash flow in Q2, ending the quarter with $2.1 billion of cash on our balance sheet, total net debt of $446 million, and trailing twelve months adjusted EBITDA of $1.1 billion.

We repurchased one million shares of our common stock in the second quarter at an average price per share of approximately $255. We also spent $82 million in cash to repurchase $18 million and $39 million of the 2023 and 2024 outstanding convertible notes in privately negotiated transactions. Following these transactions, there remains $44 million of convertible notes outstanding as of July 30, 2022.

1	SECOND QUARTER 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

FISCAL 2022 OUTLOOK

As noted in our updated Outlook provided on June 29, 2022, our expectation is for continued softening in our business trends during the remainder of fiscal 2022 as a result of ongoing weakness in the housing market over the next several quarters and possibly longer due to the Federal Reserve’s anticipated interest rate increases and the cycling of record COVID-driven sales levels in 2021.

Additionally, due to construction and approval delays, we are pushing the opening of RH England to the Spring of 2023. While disappointed to miss the peak Summer/Fall season in the English countryside, we believe waiting until we can open with a full expression of our brand is the right long-term decision. Additionally, RH Palo Alto, which we planned to open in the fourth quarter of 2022 is shifting to the first quarter of 2023.

Based on our current trends, the uncertain macro environment and the shift of RH England to the Spring of 2023, we are providing the following outlook for the third quarter and fiscal 2022.

Third quarter net revenue in the range of (15%) to (18%) with adjusted operating margin in the range of 18.5% to 19.0%.

Fiscal 2022 net revenue growth in the range of (3.5%) to (5.5%) with adjusted operating margin in the range of 21.0% to 21.5%.

While we expect the next several quarters to pose a short-term challenge as we cycle the extraordinary growth from the COVID-driven spending shift and shed less valuable market share as we continue to raise our quality and navigate through the multiple macro headwinds, we believe our long-term investments will enable us to continue driving long term industry-leading performance.

2022: THE YEAR OF THE NEW

As we’ve mentioned, while many of our plans have been delayed by the virus, they were not disrupted by it. We continue to believe the important investments and introductions we are making in 2022 will mark the beginning of the next chapter of long term growth and innovation for the RH brand. 2022, The Year of The New includes:

The May opening of RH San Francisco, The Gallery at the Historic Bethlehem Steel Building, our most extraordinary new Bespoke Gallery to date.

The launch of RH Contemporary, the most compelling and potentially disruptive product introduction in our history. RH Contemporary has been recently expanded to RH New York, and the initial results look promising. We plan to expand RH Contemporary into more Galleries as our inventory levels improve in the first half of 2023.

The elevation of RH Interiors and RH Modern, inclusive of new collections and enhanced quality.

The September unveiling of our first RH Guesthouse in New York, a revolutionary new hospitality concept for travelers seeking privacy and luxury in the $200 billion North American hotel market. We began accepting inquiries for a stay at the RH Guesthouse yesterday as our website RHGuesthouse.com went live, and The Dining Room at RH Guesthouse New York, our new live-fire restaurant is now open for breakfast, lunch and dinner.  We plan to unveil The Champagne & Caviar Bar at RH Guesthouse New York next week.

The introduction of an elevated new live-fire restaurant at RH San Francisco and the RH Guesthouse in New York.  Since opening, our new live - fire concept is significantly outperforming our original Gallery restaurants and we are now planning to expand the concept to our new Bespoke Galleries in North America and Europe.

With the September debut of our first Champagne and Caviar concept in RH Guesthouse New York, we now plan to expand this offering to future Galleries in Paris, London, Milan and Aspen. We will have more to report on this exciting new concept by next quarter.

The premiere of The World of RH, our new digital portal highlighting the connective power of our evolving ecosystem which we believe will begin to properly shape and position the brand in the minds of our website visitors, especially as we launch the brand globally.

The lift-off of RH1 and RH2, our customized Gulfstream G650 and G550 jets that will be available for charter later this year.

The christening of RH3, our luxury yacht that is available for charter in the Mediterranean and Caribbean where the wealthy and affluent visit and vacation.

The rollout of RH In-Your-Home, a unique and memorable experience with Brand Ambassadors guiding every detail of the delivery and extending the selling experience into the home.

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RH BUSINESS VISION & ECOSYSTEM − THE LONG VIEW

We believe, “There are those with taste and no scale, and those with scale and no taste,” and the idea of scaling taste is large and far reaching.

Our goal to position RH as the arbiter of taste for the home has proven to be both disruptive and lucrative, as we continue our quest to build the most admired brand in the world.

Our brand attracts the leading designers, artisans and manufacturers, scaling and rendering their work more valuable across our integrated platform, enabling RH to curate the most compelling collection of luxury home products on the planet.

Our efforts to elevate and expand our collection will continue with the introductions of RH Contemporary, RH Couture, RH Bespoke, RH Color, RH Antiques & Artifacts, RH Atelier and other new collections scheduled to launch over the next decade.

Our plan to open immersive Design Galleries in every major market will unlock the value of our vast assortment, generating revenues of $5 to $6 billion in North America, and $20 to $25 billion globally.

Our strategy is to move the brand beyond curating and selling product to conceptualizing and selling spaces, by building an ecosystem of Products, Places, Services and Spaces that establishes the RH brand as a global thought leader, taste and place maker.

Our products are elevated and rendered more valuable by our architecturally inspiring Galleries, which are further elevated and rendered more valuable by our interior design services and seamlessly integrated hospitality experience.

Our hospitality efforts will continue to elevate the RH brand as we extend beyond the four walls of our Galleries into RH Guesthouses, where our goal is to create a new market for travelers seeking privacy and luxury in the $200 billion North American hotel industry. Additionally, we are creating bespoke experiences like RH Yountville, an integration of Food, Wine, Art & Design in the Napa Valley, RH1 and RH2, our private jets, and RH3, our luxury yacht that is available for charter in the Caribbean and Mediterranean where the wealthy and affluent visit and vacation. These immersive experiences expose new and existing customers to our evolving authority in architecture, interior design and landscape architecture.

This leads to our long-term strategy of building the world’s first consumer-facing architecture, interior design and landscape architecture services platform inside our Galleries, elevating the RH brand and amplifying our core business by adding new revenue streams while disrupting and redefining multiple industries.

Our strategy comes full circle as we begin to conceptualize and sell spaces, moving beyond the $170 billion home furnishings market into the $1.7 trillion North American housing market with the launch of RH Residences − fully furnished luxury homes, condominiums and apartments with integrated services, that deliver taste and time value to discerning time-starved consumers.

The entirety of our strategy comes to life digitally with The World of RH, an online portal where customers can explore and be inspired by the depth and dimension of our brand.

Our authority as an arbiter of taste will be further amplified when we introduce RH Media, a content platform that will celebrate the most innovative and influential leaders who are shaping the world of architecture and design.

Our plan to expand the RH ecosystem globally multiplies the market opportunity to $7 to $10 trillion, one of the largest and most valuable addressed by any brand in the world today. A one percent share of the global market represents a $70 to $100 billion opportunity.

Our ecosystem of Products, Places, Services and Spaces inspires customers to dream, design, dine, travel and live in a world thoughtfully curated by RH, creating an emotional connection unlike any other brand in the world.

Taste can be elusive, and we believe no one is better positioned than RH to create an ecosystem that makes taste inclusive and, by doing so, elevating and rendering our way of life more valuable.

CLIMBING THE LUXURY MOUNTAIN AND BUILDING A BRAND WITH NO PEER

Every luxury brand, from Chanel to Cartier, Louis Vuitton to Loro Piana, Harry Winston to Hermès, was born at the top of the luxury mountain. Never before has a brand attempted to make the climb to the top, nor do the other brands want you to. We are not from their neighborhood, nor invited to their parties. We have a deep understanding that our work has to be so extraordinary that it creates a forced reconsideration of who we are and what we are capable of, requiring those at the top of the mountain to tip their hat in respect. We also appreciate that this climb is not for the faint of heart, and as we continue our ascent the air gets thin and the odds become slim.  We believe the level of work we have introduced this year, inclusive of RH Contemporary, RH San Francisco, RH 1, 2, and 3, plus the opening of The RH Guesthouse New York, begins to demonstrate the imagination, determination, creativity and courage of this team, and our relentless pursuit of our dream.

3	SECOND QUARTER 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

Twenty years ago we began this journey with a vision of transforming a nearly bankrupt business with a $20 million market cap and a box of Oxydol laundry detergent on the cover of the catalog into the leading luxury home brand in the world. The lessons and learnings, the passion and persistence, the courage required, and the scar tissue developed by getting knocked down ten times and getting up eleven leads to the development of the mental and moral strength that builds character in individuals and forms cultures in organizations. Lessons that can’t be learned in a classroom, or by managing a business, lessons that must be earned by building one. Or, by reaching the top of the mountain.

Onward Team RH.

Carpe Diem,

We define “free cash flow” as net cash provided by operating activities less capital expenditures. Free cash flow is a liquidity measure and is not a measure of financial performance under GAAP, and should be considered in addition to, and not as a substitute for other financial measures prepared in accordance with GAAP. Free cash flow is not necessarily representative of residual cash flows from the business since free cash flow as reported is reduced by certain cash payments made in settlement of our convertible debt upon conversion or maturity, as well as other obligations or payments made for business acquisitions.

For additional information on free cash flow, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release, which include details on the GAAP financial measures that are most directly comparable to free cash flow.

4	SECOND QUARTER 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

NON-GAAP FINANCIAL MEASURES

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted net revenue, adjusted operating income, adjusted net income or adjusted net earnings, adjusted diluted earnings per share, adjusted diluted net income per share, ROIC or return on invested capital, free cash flow, adjusted operating margin, adjusted gross margin, adjusted gross profit, adjusted SG&A, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin (collectively, “non-GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by senior leadership in its financial and operational decision making. The non-GAAP financial measures used by the Company in this release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies. For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

5	SECOND QUARTER 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the federal securities laws, including without limitation, statements regarding the short-term risk of market share loss by choosing not to promote; our belief regarding the long-term risks of promotion; our expectations regarding the deterioration of the housing market; our plans to open RH England and RH Palo Alto in 2023 and our belief that waiting to open RH England is the right long-term decision; our outlook for the second quarter and fiscal 2022, including with respect to net revenue growth and adjusted operating margin; the next several quarters posing a short-term challenge and our plans to shed less valuable market share and raise our quality; our belief that our long-term investments will enable us to continue driving long-term industry-leading performance; our belief that important investments and introductions we are making in 2022 will mark the beginning of the next chapter of long-term growth and innovation for the RH brand, including the openings of new locations including RH San Francisco and the New York Guesthouse, the launch of RH Contemporary as the most compelling and potentially disruptive production introduction in our history, plans to expand RH Contemporary into more Galleries as our inventory levels improve in the first half of 2023, the elevation of RH Interiors and RH Modern including new collections and enhanced quality, our plans to unveil The Champagne and Caviar Bar at the New York Guesthouse next week and expand the concept to future Galleries in Paris, London, Milan and Aspen, the introduction of an elevated live-fire restaurant at RH San Francisco and the New York Guesthouse and our plans to expand the concept to our new Bespoke Galleries in North America and Europe, the premier of The World of RH and our belief that it will begin to properly shape and position the brand in the minds of our website visitors, the lift-off of RH1 and RH2 which will be available for charter later this year, the christening of our luxury yacht RH3 which will be available for charter in the Mediterranean and Caribbean, the rollout of RH In-Your-Home, and the global expansion of the RH brand; our expectations regarding location openings, including RH San Francisco as our most extraordinary new Bespoke Gallery to date, the New York Guesthouse as a revolutionary new hospitality concept for travelers seeking privacy and luxury and RH Palo Alto representing the next evolution of our highly productive prototype Galleries; The World of RH highlighting our evolving ecosystem’s connective power; our belief that RH In-Your-Home is a unique and memorable experience with Brand Ambassadors guiding every delivery detail; the idea of scaling taste as large and far reaching; our goal to position RH as the arbiter for taste for the home proving disruptive and lucrative; our continued quest to build the most admired brand in the world; our ability to attract leading designers, artisans and manufacturers and scale and render their work more valuable, enabling RH to curate the most compelling collection of luxury home products on the planet; our continued efforts to evaluate and expand our collection, including with RH Contemporary, RH Couture, RH Bespoke, RH Color, RH Antiques & Artifacts, RH Atelier and other new collections scheduled to launch in the next decade; our plan to open immersive Design Galleries in every major market, unlocking the value of our vast assortment and generating revenues of $5 to $6 billion in North America, and $20 to $25 billion globally; our strategy to move the brand beyond curating and selling product to conceptualizing and selling spaces, by building an ecosystem of Products, Places, Services and Spaces that establishes the RH brand as a global thought leader, taste and place maker; our products are elevated and rendered more valuable by our architecturally inspiring Galleries, interior design services and seamlessly integrated hospitality experience; our hospitality efforts will continue to elevate the RH brand; our creation of bespoke and immersive experiences such as RH Yountville which expose new and existing customers to our evolving authority in architecture, interior design and landscape architecture; our long-term strategy of building the world’s first consumer-facing architecture, interior design and landscape architecture services platform inside our Galleries, elevating the RH brand and amplifying our core business by adding new revenue streams while disrupting and redefining multiple industries; the launch of RH Residences, fully furnished luxury homes, condominiums and apartments with integrated services, which deliver taste and time value to discerning time-starved consumers; the entirety of our strategy coming to life digitally as we launch The World of RH; the introduction of RH Media further amplifying our authority as an arbiter of taste; our plan to expand the RH ecosystem globally, multiplying the market opportunity to $7 to $10 trillion, one of the largest and most valuable addressed by any brand in the world today; our ecosystem of Products, Places, Services and Spaces inspiring customers to dream, design, dine, travel and live in a world thoughtfully curated by RH, creating an emotional connection unlike any other brand in the world; our belief that no one is better positioned than RH to create an ecosystem that makes taste inclusive, elevating and rendering our way of life more valuable; building a brand with no peer; our vision of transforming RH into the leading luxury home brand in the world; our belief regarding the level of work we have introduced this year beginning to demonstrate the imagination, determination, creativity and courage of this team, and our relentless pursuit of our dream; and any statements or assumptions underlying any of the foregoing.

You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. All discussions of new developments are subject to inherent uncertainty as to timing and the manner in which a new development may ultimately be launched including that certain new concepts may be canceled prior to introduction. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, risks related to our dependence on key personnel and any changes in key personnel; successful implementation of our growth strategy; uncertainties in the current and long-term performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the impact on consumer confidence and spending; changes in customer demand for our products; decisions concerning the allocation of capital including the extent to which we repurchase additional shares of our common stock which will affect shares outstanding and EPS; factors affecting our outstanding indebtedness; our ability to anticipate consumer preferences and buying trends, and maintain our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking including

6	SECOND QUARTER 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

international expansion, our real estate and Gallery development strategy and our expansion into new business areas such as hospitality; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; risks related to our sourcing and supply chain including our dependence on imported products produced by foreign manufacturers and risks related to importation of such products, risks related to the operations of our vendors, risks related to tariffs and risks related to the impact of COVID on our business;  and those other risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s Annual Report on Form 10-K most recently filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. You should not place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date on which we make it. RH expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

7	SECOND QUARTER 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RETAIL GALLERY METRICS

(Unaudited)

We operated the following number of Galleries, Outlets and Showrooms:

	JULY 30, 2022	JULY 31, 2021
RH
Design Galleries(1)	28	25
Legacy Galleries	35	37
Modern Galleries	1	1
Baby & Child and TEEN Galleries	3	3
Total Galleries	67	66
Outlets(2)	39	38
Waterworks Showrooms	14	14
(1)	As of July 30, 2022 and July 31, 2021, fourteen and eleven of our Design Galleries included an integrated RH Hospitality experience, respectively.
(2)	Net revenues for outlet stores were $69 million for both the three months ended July 30, 2022 and July 31, 2021.

T-1	SECOND QUARTER 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

The following table presents RH Gallery and Waterworks Showroom metrics, and excludes Outlets:

	THREE MONTHS ENDED
	JULY 30, 2022		JULY 31, 2021
	COUNT	TOTAL LEASED SELLING SQUARE FOOTAGE	COUNT	TOTAL LEASED SELLING SQUARE FOOTAGE
		(in thousands)		(in thousands)
Beginning of period	81	1,254	82	1,162
RH Design Galleries:
San Francisco Design Gallery	1	42.1	—	—
Dallas Design Gallery	—	—	1	38.0
RH Modern Galleries:
Dallas RH Modern Gallery	—	—	(1)	(3.9)
RH Baby & Child and TEEN Galleries:
Santa Monica RH Baby & Child and TEEN Gallery	—	—	(1)	(7.3)
RH Legacy Galleries:
San Francisco legacy Gallery	(1)	(4.8)	—	—
Dallas legacy Gallery	—	—	(1)	(8.4)
End of period	81	1,291	80	1,180
Weighted-average leased selling square footage		1,286		1,183
% growth vs. same quarter last year		9%		4%

See the Company’s most recent Form 10-K and Form 10-Q filings for square footage definitions.

Total leased square footage as of July 30, 2022 and July 31, 2021 was approximately 1,737,000 and 1,580,000, respectively.

Weighted-average leased square footage for the three months ended July 30, 2022 and July 31, 2021 was approximately 1,728,000 and 1,588,000, respectively.

T-2	SECOND QUARTER 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

ESTIMATED DILUTED SHARES OUTSTANDING

(Shares outstanding in millions)

	ILLUSTRATIVE AVERAGE STOCK PRICES

	Q3 2022
Average stock price	$200	$250	$300	$350	$400	$450
Estimated adjusted diluted shares outstanding(1)	25.63	25.92	26.16	26.32	26.48	26.65

	Q4 2022
Average stock price	$200	$250	$300	$350	$400	$450
Estimated adjusted diluted shares outstanding(1)	25.68	25.98	26.21	26.38	26.53	26.71

	FISCAL 2022
Implied average stock price(2)	$259	$284	$309	$334	$359	$384
Estimated adjusted diluted shares outstanding(1)	26.37	26.52	26.64	26.72	26.80	26.89
(1)	The Q3 and Q4 2022 adjusted diluted shares outstanding include 0.033 million, 0.062 million, 0.082 million, 0.098 million and 0.110 million incremental shares at $250, $300, $350, $400 and $450 average share prices, respectively, due to dilution from the remaining convertible notes outstanding. There is immaterial dilution from the remaining convertible senior notes outstanding at the $200 average share price for Q3 and Q4 2022. The fiscal 2022 adjusted diluted shares outstanding include 0.121 million, 0.137 million, 0.152 million, 0.162 million, 0.170 million and 0.176 million incremental shares at $259, $284, $309, $334, $359 and $384 average share prices, respectively, due to dilution from the convertible notes and warrant agreements through the termination dates of the related bond hedge contracts in the first quarter of fiscal 2022.
(2)	The implied fiscal 2022 average stock price is calculated by averaging (1) the actual average share price of $365.86 for the three months ended April 30, 2022, (2) the actual average share price of $271.73 for the three months ended July 30, 2022 and (3) an estimated average stock price for the remainder of fiscal 2022, as noted above.

Note: The table above is intended to demonstrate the impact stock prices could have on our adjusted diluted shares outstanding due to 1) additional in-the-money options, 2) the higher cost of acquired shares under the treasury stock method and 3) dilution resulting from the outstanding convertible senior notes. The table above includes the impact of the repurchase of 1,000,000 shares of our common stock during the three months ended July 30, 2022 under our Share Repurchase Program; however, it does not include the potential impact of future repurchases under such plan.

For adjusted dilution purposes, we will incur dilution above the strike prices of the the $335 million aggregate principal amount of convertible senior notes that were issued in June 2018 (the “2023 Notes”) and the $350 million aggregate principal amount of convertible senior notes that were issued in September 2019 (the “2024 Notes”) of $193.65 and $211.40, respectively.

The calculation also includes assumptions around the timing and number of options exercises. Actual diluted shares outstanding may differ if actual exercises differ from estimates. The stock option awards outstanding for RH’s Chairman and CEO are included in all of the adjusted diluted shares outstanding scenarios above based on the exercise prices of $75.43, $50.00 and $385.30 for the July 2013, May 2017 and October 2020 grants, respectively.

T-3	SECOND QUARTER 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	THREE MONTHS ENDED				SIX MONTHS ENDED
	JULY 30, 2022	% OF NET REVENUES	JULY 31, 2021	% OF NET REVENUES	JULY 30, 2022	% OF NET REVENUES	JULY 31, 2021	% OF NET REVENUES

	(in thousands, except per share amounts)
Net revenues	$991,620	100.0%	$988,859	100.0%	$1,948,912	100.0%	$1,849,651	100.0%
Cost of goods sold	468,402	47.2	501,183	50.7	927,111	47.6	954,998	51.6
Gross profit	523,218	52.8	487,676	49.3	1,021,801	52.4	894,653	48.4
Selling, general and administrative expenses	288,804	29.2	238,688	24.1	582,099	29.8	457,777	24.8
Income from operations	234,414	23.6	248,988	25.2	439,702	22.6	436,876	23.6
Other expenses
Interest expense—net	26,264	2.6	13,581	1.4	47,119	2.5	26,889	1.4
Loss on extinguishment of debt	23,462	2.4	3,166	0.3	169,578	8.7	3,271	0.2
Other expense—net	3,195	0.3	—	—	2,852	0.1	—	—
Total other expenses	52,921	5.3	16,747	1.7	219,549	11.3	30,160	1.6
Income before income taxes	181,493	18.3	232,241	23.5	220,153	11.3	406,716	22.0
Income tax expense (benefit)	56,397	5.7	3,009	0.3	(107,029)	(5.5)	44,733	2.4
Income before equity method investments	125,096	12.6	229,232	23.2	327,182	16.8	361,983	19.6
Share of equity method investments losses	(2,821)	(0.3)	(2,486)	(0.3)	(4,196)	(0.2)	(4,581)	(0.3)
Net income(1)	$122,275	12.3%	$226,746	22.9%	$322,986	16.6%	$357,402	19.3%
Weighted-average shares used in computing basic net income per share	24,475,373		21,166,638		23,541,955		21,084,941
Basic net income per share(1)	$5.95		$10.71		$20.92		$16.95
Weighted-average shares used in computing diluted net income per share	27,142,223		31,979,098		27,834,735		31,594,555
Diluted net income per share(1)	$5.37		$7.09		$17.70		$11.31
(1)	Effective the first quarter of fiscal 2022, upon adoption of Accounting Standards Update (“ASU”) 2020-06—Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), the loss on extinguishment of debt related to convertible senior notes is added back to net income to calculate net income per share.

T-4	SECOND QUARTER 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	JULY 30,	JANUARY 29,
	2022	2022

	(in thousands)
ASSETS
Cash and cash equivalents	$2,085,081	$2,177,889
Merchandise inventories	859,078	734,289
Other current assets	307,159	179,264
Total current assets	3,251,318	3,091,442
Property and equipment—net	1,554,880	1,227,920
Operating lease right-of-use assets	540,396	551,045
Goodwill and intangible assets	214,908	214,261
Equity method investments	98,135	100,810
Deferred tax assets and other non-current assets	171,810	354,992
Total assets	$5,831,447	$5,540,470
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$376,132	$442,379
Convertible senior notes due 2023—net	1,704	9,389
Convertible senior notes due 2024	—	3,600
Deferred revenue and customer deposits	390,710	387,933
Other current liabilities	190,357	220,457
Total current liabilities	958,903	1,063,758
Asset based credit facility	—	—
Term loan B—net	1,944,870	1,953,203
Term loan B-2—net	469,546	—
Convertible senior notes due 2023—net	—	59,002
Convertible senior notes due 2024—net	41,668	184,461
Non-current operating lease liabilities	527,445	540,513
Non-current finance lease liabilities	661,001	560,550
Other non-current obligations	7,770	8,706
Total liabilities	4,611,203	4,370,193
Stockholders’ equity	1,220,244	1,170,277
Total liabilities and stockholders’ equity	$5,831,447	$5,540,470

T-5	SECOND QUARTER 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	SIX MONTHS ENDED
	JULY 30,	JULY 31,
	2022	2021

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$322,986	$357,402
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash operating lease cost and finance lease interest expense	52,152	48,298
Depreciation and amortization	51,728	46,556
Stock-based compensation expense	23,538	25,431
Loss on extinguishment of debt	169,578	3,271
Asset impairments	8,154	7,354
Other non-cash items	11,873	13,164
Change in assets and liabilities:
Merchandise inventories	(124,958)	(101,641)
Prepaid expenses and other current assets	(153,471)	(57,919)
Landlord assets under construction—net of tenant allowances	(32,460)	(43,352)
Deferred revenue and customer deposits	2,911	116,492
Other changes in assets and liabilities	(139,515)	(98,338)
Net cash provided by operating activities	192,516	316,718
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(62,558)	(82,138)
Equity method investments	(1,520)	(1,939)
Net cash used in investing activities	(64,078)	(84,077)
CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under term loans	490,000	—
Repayment under convertible senior notes repurchase obligation	(395,372)	—
Debt issuance costs	(27,646)	(3,634)
Repayments of convertible senior notes	(13,048)	(28,111)
Proceeds from termination of convertible senior note hedges	231,796	—
Payments for termination of common stock warrants	(390,934)	—
Repurchases of common stock—including commissions	(254,731)	—
Proceeds from exercise of stock options	152,041	25,979
Other financing activities	(16,262)	(37,202)
Net cash used in financing activities	(224,156)	(42,968)
Effects of foreign currency exchange rate translation	(440)	92
Net increase (decrease) in cash and cash equivalents and restricted cash equivalents	(96,158)	189,765
Cash and cash equivalents and restricted cash equivalents
Beginning of period—cash and cash equivalents	2,177,889	100,446
Beginning of period—restricted cash equivalents (acquisition related escrow deposits)	3,975	6,625
Beginning of period—cash and cash equivalents	$2,181,864	$107,071

End of period—cash and cash equivalents	2,085,081	291,461
End of period—restricted cash equivalents (acquisition related escrow deposits)	625	5,375
End of period—cash and cash equivalents and restricted cash equivalents	$2,085,706	$296,836

T-6	SECOND QUARTER 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF FREE CASH FLOW

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JULY 30,	JULY 31,	JULY 30,	JULY 31,
	2022	2021	2022	2021

	(in thousands)
Net cash provided by operating activities	$56,567	$125,843	$192,516	$316,718
Capital expenditures	(33,194)	(31,887)	(62,558)	(82,138)
Free cash flow(1)	$23,373	$93,956	$129,958	$234,580
(1)	Free cash flow is net cash provided by operating activities less capital expenditures. Free cash flow for the three and six months ended July 31, 2021 includes the effect of $4.8 million and $5.1 million, respectively, relating to the portion of repayments of convertible senior notes attributable to debt discount upon settlement (such portion of the debt settlement reduces net cash provided by operating activities in the reported period). We adopted ASU 2020-06 as of the first quarter of fiscal 2022. No amortization of the debt discounts were recognized during the three or six months ended July 30, 2022, since we recombined the previously outstanding equity component of the 2023 Notes and 2024 Notes upon the adoption of ASU 2020-06, which resulted in an increase in the balance of convertible debt outstanding.

Free cash flow is a non-GAAP financial measure and is included in this press release because we believe that this measure provides useful information to our senior leadership team and investors in understanding the strength of our liquidity and our ability to generate additional cash from our business operations. Free cash flow should not be considered in isolation or as an alternative to cash flows from operations calculated in accordance with GAAP, and should be considered alongside our other liquidity performance measures that are calculated in accordance with GAAP, such as net cash provided by operating activities and our other GAAP financial results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results for the purpose of analyzing changes in our underlying business from quarter to quarter. Our measure of free cash flow is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

CALCULATION OF ADJUSTED CAPITAL EXPENDITURES

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JULY 30,	JULY 31,	JULY 30,	JULY 31,
	2022	2021	2022	2021

	(in thousands)
Capital expenditures	$33,194	$31,887	$62,558	$82,138
Landlord assets under construction—net of tenant allowances	20,312	29,774	32,460	43,352
Adjusted capital expenditures(1)	$53,506	$61,661	$95,018	$125,490
(1)	We define adjusted capital expenditures as capital expenditures from investing activities and cash outflows of capital related to construction activities to design and build landlord-owned leased assets, net of tenant allowances received during the construction period.

T-7	SECOND QUARTER 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JULY 30,	JULY 31,	JULY 30,	JULY 31,
	2022	2021	2022	2021

	(in thousands)
GAAP net income	$122,275	$226,746	$322,986	$357,402
Adjustments (pre-tax):
Employer payroll taxes on option exercise(1)	—	—	11,717	—
Non-cash compensation(2)	4,321	5,864	10,179	11,728
Asset impairments(3)	2,231	7,354	8,154	7,354
Professional fees(4)	285	—	7,469	—
Compensation settlements(5)	3,483	—	3,483	—
Recall accrual(6)	—	—	560	500
Reorganization related costs(7)	—	449	—	449
Other expenses:
Loss on extinguishment of debt(8)	23,462	3,166	169,578	3,271
(Gain) loss on derivative instruments—net(9)	1,453	—	(1,724)	—
Amortization of debt discount(10)	—	5,865	—	11,846
Subtotal adjusted items	35,235	22,698	209,416	35,148
Impact of income tax items(11)	56,397	(305)	(107,029)	(3,256)
Share of equity method investments losses(12)	2,821	2,486	4,196	4,581
Adjusted net income(13)	$216,728	$251,625	$429,569	$393,875
(1)	Represents employer payroll tax expense related to the option exercise by Mr. Friedman in the first quarter of fiscal 2022.
(2)	Represents the amortization of the non-cash compensation charge related to a fully vested option grant made to Mr. Friedman in October 2020.
(3)	Represents asset impairment related to property and equipment of Galleries under construction. The adjustments to the three and six months ended July 30, 2022 also include lease impairment of $1.0 million due to the early exit of a leased facility.
(4)	Represents professional fees contingent upon the completion of certain transactions related to the 2023 Notes and 2024 Notes, including bond hedge and warrant terminations and convertible senior notes repurchases.
(5)	Represents compensation settlements related to the Rollover Units and Profit Interest Units in the Waterworks subsidiary.
(6)	Represents accruals associated with product recalls.
(7)	Represents severance costs and related payroll taxes associated with reorganizations.
(8)	The adjustment for the three months ended July 30, 2022 represents a loss on extinguishment of debt related to the repurchase of $57 million of principal value of convertible senior notes, inclusive of the acceleration of amortization of debt issuance costs of $0.3 million. The adjustment for the six months ended July 30, 2022 represents a loss on extinguishment of debt related to the repurchase of $237 million of principal value of convertible senior notes, inclusive of the acceleration of amortization of debt issuance costs of $1.3 million. The adjustments for the three and six months ended July 31, 2021 represent the loss on extinguishment of debt for a portion of the 2023 Notes that were early converted at the option of the noteholders.
(9)	Represents net (gain) loss on derivative instruments resulting from certain transactions related to the 2023 Notes and 2024 Notes, including bond hedge and warrant terminations and convertible senior notes repurchases.

T-8	SECOND QUARTER 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

(10)	Prior to the adoption of ASU 2020-06, certain convertible debt instruments that may be settled in cash on conversion were required to be separately accounted for as liability and equity components of the instrument in a manner that reflected the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes through fiscal 2021 for the 2023 Notes and the 2024 Notes, we separated the 2023 Notes and 2024 Notes into liability (debt) and equity (conversion option) components and we amortized as debt discount an amount equal to the fair value of the equity components as interest expense on the 2023 Notes and 2024 Notes over their expected lives. The equity components represented the difference between the proceeds from the issuance of the 2023 Notes and 2024 Notes and the fair value of the liability components of the 2023 Notes and 2024 Notes, respectively. Amounts were presented net of interest capitalized for capital projects of $2.9 million and $5.6 million during the three and six months ended July 31, 2021, respectively. No amortization of the debt discounts were recognized during the three months ended July 30, 2022, since we recombined the previously outstanding equity component of the 2023 Notes and 2024 Notes upon the adoption of ASU 2020-06.
(11)	The adjustment for the three and six months ended July 31, 2021 is based on adjusted tax rates of 1.3% and 9.3%, respectively, which exclude the tax impact associated with our share of equity method investments losses. The adjustment for both the three and six months ended July 30, 2022 is based on an adjusted tax rate of 0.0%, which represents our expected cash tax liability associated with anticipated fiscal 2022 results as we do not expect to pay taxes for fiscal 2022 due to the tax benefits primarily resulting from Mr. Friedman’s option exercise in the first quarter of fiscal 2022. If the tax rate for the three months ended July 30, 2022 was equal to the adjusted tax rate for the three months ended July 31, 2021 of 1.3%, adjusted net income (in thousands) and net income per share would have been as follows:

	REVISED ADJUSTED NET INCOME(a)	IMPACT TO ADJUSTED NET INCOME PER SHARE(b)
GAAP net income	$122,275	$5.43
Subtotal adjusted items	35,235	0.44
Impact of income tax items	53,580	1.99
Share of equity method investments losses	2,821	0.11
Adjusted net income	$213,911	$7.97

(a)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(b)	Refer to table titled “Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Income Per Share” and the related footnotes for additional information.
(12)	Represents our proportionate share of the losses of our equity method investments.
(13)	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net income is included in this press release because our senior leadership team believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

T-9	SECOND QUARTER 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF DILUTED NET INCOME PER SHARE TO
ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JULY 30,	JULY 31,	JULY 30,	JULY 31,
	2022	2021	2022	2021
Diluted net income per share	$5.37	$7.09	$17.70	$11.31
Pro forma diluted net income per share(1)(2)(3)	$5.43	$7.65	$18.18	$12.17
Per share impact of adjustments (pre-tax)(4):
Employer payroll taxes on option exercise	—	—	0.43	—
Non-cash compensation	0.16	0.20	0.38	0.40
Asset impairments	0.08	0.25	0.30	0.25
Professional fees	0.01	—	0.28	—
Compensation settlements	0.14	—	0.12	—
Recall accrual	—	—	0.02	0.02
Amortization of debt discount	—	0.20	—	0.40
Loss on extinguishment of debt(5)	—	0.10	—	0.11
(Gain) loss on derivative instruments—net	0.05	0.02	(0.06)	0.02
Subtotal adjusted items	0.44	0.77	1.47	1.20
Impact of income tax items(4)	2.10	(0.01)	(3.95)	(0.11)
Share of equity method investments losses(4)	0.11	0.07	0.15	0.15
Adjusted diluted net income per share(6)	$8.08	$8.48	$15.85	$13.41
(1)	For the three months ended July 30, 2022, subsequent to the adoption of ASU 2020-06, for GAAP purposes, we incur dilution for the principal of the convertible notes assuming the if-converted method, however, we exclude from our adjusted diluted shares outstanding calculation the dilutive impact of the principal value of the convertible notes. Pro forma diluted net income per share for the three months ended July 30, 2022 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 26,824,986, which excludes dilution of 317,237 shares related to the 2023 Notes and 2024 Notes.
(2)	For the six months ended July 30, 2022, subsequent to the adoption of ASU 2020-06, for GAAP purposes, we incur dilution (i) for the principal of the convertible notes assuming the if-converted method and (ii) above the lower strike prices of the 2023 Notes and 2024 Notes of $193.65 and $211.40, respectively, through the termination dates of the related bond hedge contracts in the first quarter of fiscal 2022. However, we exclude from our adjusted diluted shares outstanding calculation (i) the dilutive impact of the principal value of the convertible notes and (ii) the dilutive impact of the convertible notes between $193.65 and $309.84 for the 2023 Notes and between $211.40 and $338.24 for our 2024 Notes, based on the bond hedge contracts that were in place and would deliver shares to offset dilution in these ranges through the termination date of such contracts in the first quarter of fiscal 2022. At stock prices in excess of $309.84 and $338.24 through the termination dates of the related bond hedge contracts in the first quarter of fiscal 2022, we incurred dilution related to the 2023 Notes and 2024 Notes, respectively, and we have had an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges. Pro forma diluted net income per share for the six months ended July 30, 2022 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 27,096,365, which excludes dilution of 738,370 shares related to the 2023 Notes and 2024 Notes.
(3)	For the three and six months ended July 31, 2021, prior to the adoption of ASU 2020-06, for GAAP purposes, we incurred dilution above the lower strike prices of the 2023 Notes and 2024 Notes of $193.65 and $211.40, respectively. However, we excluded from our adjusted diluted shares outstanding calculation the dilutive impact of the convertible notes between $193.65 and $309.84 for the 2023 Notes and between $211.40 and $338.24 for our 2024 Notes, based on the bond hedge contracts that were in place and would deliver shares to offset dilution in these ranges. At stock prices in excess of $309.84 and $338.24, we incurred dilution related to the 2023 Notes and 2024 Notes, respectively, and we would have had an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges. Pro forma diluted net income per share for the three months ended July 31, 2021 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 29,657,589, which excludes dilution related to the 2023 Notes and 2024 Notes of 2,321,509 shares. Pro forma diluted net income per share for the six months ended July 31, 2021 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 29,373,533, which excludes dilution of 2,221,022 shares related to the 2023 Notes and 2024 Notes.

T-10	SECOND QUARTER 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

(4)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(5)	Effective the first quarter of fiscal 2022 upon adoption of ASU 2020-06, the loss on extinguishment of debt related to convertible securities is added back to net income to calculate net income per share. Accordingly, no reconciliation adjustments are required for the three and six months ended July 30, 2022 as the impact of the loss on extinguishment of debt for these periods is included in pro forma diluted net income per share.
(6)	Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by our pro forma share count. Adjusted diluted net income per share is included in this press release because our senior leadership team believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

T-11	SECOND QUARTER 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO
ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JULY 30,	JULY 31,	JULY 30,	JULY 31,
	2022	2021	2022	2021

	(dollars in thousands)
Selling, general and administrative expenses	$288,804	$238,688	$582,099	$457,777
Employer payroll taxes on option exercise(1)	—	—	(11,717)	—
Non-cash compensation(1)	(4,321)	(5,864)	(10,179)	(11,728)
Asset impairments(1)	(2,231)	(7,354)	(8,154)	(7,354)
Professional fees(1)	(285)	—	(7,469)	—
Compensation settlements(1)	(3,483)	—	(3,483)	—
Recall accrual(1)	—	—	(560)	(500)
Reorganizational related costs(1)	—	(449)	—	(449)
Adjusted selling, general and administrative expenses(2)	$278,484	$225,021	$540,537	$437,746
Net revenues	$991,620	$988,859	$1,948,912	$1,849,651
Selling, general and administrative expenses margin(3)	29.1%	24.1%	29.9%	24.7%
Adjusted selling, general and administrative expenses margin(3)	28.1%	22.8%	27.7%	23.7%
(1)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(2)	Adjusted selling, general and administrative expenses is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted selling, general and administrative expenses as consolidated selling, general and administrative expenses, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted selling, general and administrative expenses is included in this press release because our senior leadership team believes that adjusted selling, general and administrative expenses provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.
(3)	Selling, general and administrative expenses margin is defined as selling, general and administrative expenses divided by net revenues. Adjusted selling, general and administrative expenses margin is defined as adjusted selling, general and administrative expenses divided by net revenues.

T-12	SECOND QUARTER 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET INCOME TO OPERATING INCOME
AND ADJUSTED OPERATING INCOME

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JULY 30,	JULY 31,	JULY 30,	JULY 31,
	2022	2021	2022	2021

	(dollars in thousands)
Net income	$122,275	$226,746	$322,986	$357,402
Income tax expense (benefit)	56,397	3,009	(107,029)	44,733
Interest expense—net	26,264	13,581	47,119	26,889
Loss on extinguishment of debt	23,462	3,166	169,578	3,271
Share of equity method investments losses	2,821	2,486	4,196	4,581
Other expense—net	3,195	—	2,852	—
Operating income	234,414	248,988	439,702	436,876
Employer payroll taxes on option exercise(1)	—	—	11,717	—
Non-cash compensation(1)	4,321	5,864	10,179	11,728
Asset impairments(1)	2,231	7,354	8,154	7,354
Professional fees(1)	285	—	7,469	—
Compensation settlement(1)	3,483	—	3,483	—
Recall accrual(1)	—	—	560	500
Reorganizational related costs(1)	—	449	—	449
Adjusted operating income(2)	$244,734	$262,655	$481,264	$456,907
Net revenues	$991,620	$988,859	$1,948,912	$1,849,651
Operating margin(3)	23.6%	25.2%	22.6%	23.6%
Adjusted operating margin(3)	24.7%	26.6%	24.7%	24.7%
(1)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(2)	Adjusted operating income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted operating income as consolidated operating income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted operating income is included in this press release because our senior leadership team believes that adjusted operating income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.
(3)	Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by net revenues. We are not able to provide a reconciliation of our adjusted operating margin financial guidance or other non-GAAP financial guidance to the corresponding GAAP measure without unreasonable effort because of the uncertainty and variability of the nature and amount of the non-recurring and other items that are excluded from such non-GAAP financial measures. Such adjustments in future periods are generally expected to be similar to the kinds of charges excluded from such non-GAAP financial measure in prior periods. The exclusion of these charges and costs in future periods could have a significant impact on our non-GAAP financial measures.

T-13	SECOND QUARTER 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JULY 30,	JULY 31,	JULY 30,	JULY 31,
	2022	2021	2022	2021

	(in thousands)
Net income	$122,275	$226,746	$322,986	$357,402
Depreciation and amortization	26,970	22,670	51,728	46,556
Interest expense—net	26,264	13,581	47,119	26,889
Income tax expense (benefit)	56,397	3,009	(107,029)	44,733
EBITDA(1)	231,906	266,006	314,804	475,580
Loss on extinguishment of debt(2)	23,462	3,166	169,578	3,271
Non-cash compensation(3)	10,736	10,124	23,538	25,431
Employer payroll taxes on option exercise(2)	—	—	11,717	—
Asset impairments(2)	2,231	7,354	8,154	7,354
Professional fees(2)	285	—	7,469	—
Share of equity method investments losses(2)	2,821	2,486	4,196	4,581
Compensation settlements(2)	3,483	—	3,483	—
Capitalized cloud computing amortization(4)	1,699	785	3,053	1,462
Other expense—net(5)	3,195	—	2,852	—
Recall accrual(2)	—	—	560	500
Reorganizational related costs(2)	—	449	—	449
Adjusted EBITDA(1)	$279,818	$290,370	$549,404	$518,628
Net revenues	$991,620	$988,859	$1,948,912	$1,849,651
EBITDA margin(6)	23.4%	26.9%	16.2%	25.7%
Adjusted EBITDA margin(6)	28.2%	29.4%	28.2%	28.0%
(1)	EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as consolidated net income before depreciation and amortization, interest expense—net and income tax expense (benefit). Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of non-cash compensation, as well as certain non-recurring and other items that we do not consider representative of our underlying operating performance. EBITDA and Adjusted EBITDA are included in this press release because our senior leadership team believes that these metrics provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions for other companies due to different methods of calculation.
(2)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(3)	Represents non-cash compensation related to equity awards granted to employees, including the non-cash compensation charge related to a fully vested option grant made to Mr. Friedman in October 2020.
(4)	Represents amortization associated with capitalized cloud computing costs.

T-14	SECOND QUARTER 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

(5)	The adjustments for the three and six months ended July 30, 2022 include losses of $1.7 million and $4.6 million, respectively, due to unfavorable exchange rate changes affecting foreign currency denominated transactions, primarily between the U.S. dollar as compared to Pound Sterling and Euro, as well as foreign exchange losses from the remeasurement of an intercompany loan with a U.K. subsidiary. Additionally, the adjustments for the three and six months ended July 30, 2022 include a loss on derivative instruments of $1.5 million and a net gain on derivative instruments of $1.7 million, respectively, resulting from the completion of certain transactions related to the 2023 Notes and 2024 Notes, including bond hedge and warrant terminations and convertible senior notes repurchases.
(6)	EBITDA margin is defined as EBITDA divided by net revenues. Adjusted EBITDA margin is defined as adjusted EBITDA divided by net revenues.

T-15	SECOND QUARTER 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF TRAILING TWELVE MONTHS NET INCOME

TO TRAILING TWELVE MONTHS EBITDA AND

TRAILING TWELVE MONTHS ADJUSTED EBITDA

(Unaudited)

TRAILING TWELVE MONTHS
JULY 30, 2022
(in thousands)
Net income	$654,130
Depreciation and amortization	101,194
Interest expense—net	85,177
Income tax benefit—net	(18,204)
EBITDA(1)	822,297
Loss on extinguishment of debt(2)	195,445
Non-cash compensation(3)	46,585
Employer payroll taxes on option exercise(4)	11,717
Asset impairments(5)	10,430
Share of equity method investments losses(6)	7,829
Professional fees(7)	7,469
Other expense—net(8)	5,630
Capitalized cloud computing amortization(9)	5,156
Compensation settlements(10)	3,483
Recall accrual(11)	2,000
Adjusted EBITDA(1)	$1,118,041
(1)	Refer to footnote (1) within table titled “Reconciliation of Net Income to EBITDA and Adjusted EBITDA.”
(2)	Represents a loss on extinguishment of debt related to convertible senior note transactions in the first and second quarters of fiscal 2022, as well as losses related to a portion of the 2023 Notes and 2024 Notes that were early converted at the option of the noteholders.
(3)	Represents non-cash compensation related to equity awards granted to employees, including the non-cash compensation charge related to a fully vested option grant made to Mr. Friedman in October 2020.
(4)	Represents employer payroll tax expense related to the option exercise by Mr. Friedman in the first quarter of fiscal 2022.
(5)	Represents asset impairment related to property and equipment of Galleries under construction and lease impairment due to the early exit of a leased facility.
(6)	Represents our proportionate share of the losses of our equity method investments.
(7)	Represents professional fees contingent upon the completion of certain transactions related to the 2023 Notes and 2024 Notes, including bond hedge and warrant terminations and convertible senior notes repurchases.
(8)	Includes exchange rate changes affecting foreign currency denominated transactions, as well as to foreign exchange losses from the remeasurement of an intercompany loan with a U.K. subsidiary. Additionally, includes net gains on derivative instruments resulting from the completion of certain transactions related to the 2023 Notes and 2024 Notes, including bond hedge and warrant terminations and convertible senior notes repurchases.
(9)	Represents amortization associated with capitalized cloud computing costs.
(10)	Represents compensation settlements related to the Rollover Units and Profit Interest Units in the Waterworks subsidiary.
(11)	Represents accruals associated with product recalls.

T-16	SECOND QUARTER 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF TOTAL DEBT, TOTAL NET DEBT

AND RATIO OF TOTAL NET DEBT TO

TRAILING TWELVE MONTHS ADJUSTED EBITDA

(Unaudited)

	JULY 30,	INTEREST
	2022	RATE(1)
	(dollars in thousands)
Asset based credit facility	$—	3.62%
Term loan B(2)	1,985,000	4.87%
Term loan B-2(2)	500,000	5.68%
Equipment promissory note(2)	2,215	4.56%
Convertible senior notes due 2023(2)	1,711	0.00%
Convertible senior notes due 2024(2)	41,904	0.00%
Notes payable for share repurchases	315	4.14%
Total debt	$2,531,145
Cash and cash equivalents	(2,085,081)
Total net debt	$446,064
Trailing twelve months adjusted EBITDA(3)	$1,118,041
Ratio of total net debt to trailing twelve months adjusted EBITDA(3)	0.4
(1)	The interest rates for the asset based credit facility, term loans, equipment promissory note and notes payable for share repurchases represent the weighted-average interest rates as of July 30, 2022.
(2)	Amounts exclude discounts upon original issuance and third party offering and debt issuance costs.
(3)	The ratio of total net debt to trailing twelve months adjusted EBITDA is calculated by dividing total net debt by trailing twelve months adjusted EBITDA. Refer to table titled “Reconciliation of Trailing Twelve Months Net Income to Trailing Twelve Months EBITDA and Trailing Twelve Months Adjusted EBITDA” and the related footnotes for definitions of EBITDA and adjusted EBITDA.

T-17	SECOND QUARTER 2022 FINANCIAL RESULTS AND SHAREHOLDER LETTER